Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 63 to the Registration Statement on Form N-1A of Fidelity Newbury Street Trust: Prime Fund, Treasury Fund, and Tax-Exempt Fund of our reports dated December 17, 2014 relating to the financial statements and financial highlights included in the October 31, 2014 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts December 22, 2014